As filed with the Securities and Exchange Commission on May 30, 2023

Registration No. 333-197645

Registration No. 333-228431

Registration No. 333-266463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-197645

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-228431

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-266463

UNDER

THE SECURITIES ACT OF 1933

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	51-0323571
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of Principal Executive Offices)	(Zip Code)

MicroStrategy Incorporated

2013 Stock Incentive Plan

MicroStrategy Incorporated

2023 Equity Incentive Plan

(Full title of the plan)

W. Ming Shao

Senior Executive Vice President & General Counsel and Secretary

MicroStrategy Incorporated

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

(Name and address of agent for service)

(703) 848-8600

(Telephone number, including area code, of agent for service)

Copy to:

Thomas S. Ward, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

MicroStrategy Incorporated (the “registrant” or “Company”) has previously registered shares of the Company’s class A common stock, par value $0.001 per share (the “Class A Stock”), to be issued under the MicroStrategy Incorporated 2013 Stock Incentive Plan (the “2013 Equity Plan”). In connection with the 2013 Equity Plan, the Company filed with the Securities and Exchange Commission (the “Commission”) (i) a Registration Statement on Form S-8 (File No. 333-197645) on July  25, 2014 (the “2014 Registration Statement”), (ii) a Registration Statement on Form S-8 (File No. 333-228431) on November 16, 2018 (the “2018 Registration Statement”), and (iii)  a Registration Statement on Form S-8 (File No. 333-266463) on August 2, 2022 (the “2022 Registration Statement” and, together with the 2014 Registration Statement and the 2018 Registration Statement, the “Registration Statements”).

On May 24, 2023 (the “Approval Date”), the stockholders of the Company approved the MicroStrategy Incorporated 2023 Equity Incentive Plan (the “2023 Equity Plan”). Pursuant to the terms of the 2023 Equity Plan, the maximum number of shares of Class A Stock that may be issued under the 2023 Equity Plan shall be the sum of (i) 200,000 shares of Class A Stock initially available for issuance under the 2023 Equity Plan (the “New Shares”) and (ii) up to an additional 1,732,703 shares of Class A Stock consisting of (a) the shares of Class A Stock reserved for issuance under the 2013 Equity Plan that remain available for grant as of May 23, 2023, and (b) the shares of Class A Stock subject to awards granted under the 2013 Equity Plan that are outstanding as of May 23, 2023 and which expire, terminate or are otherwise surrendered, cancelled or forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, including shares subject to awards granted under the 2013 Equity Plan that are delivered (either by actual delivery, attestation or net exercise) to the Company by a participant to (i) purchase shares upon the exercise of such award or (ii) satisfy tax withholding obligations with respect to such awards, including shares retained from the award creating the tax obligation, subject, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended, (the shares of Class A Stock specified in clauses (a) and (b) together, the “Carryover Shares”). As of the Approval Date, no further awards will be granted under the 2013 Equity Plan.

Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 of the Division of Corporation Finance of the Commission, the Registrant is filing this Post-Effective Amendment to each of the Registration Statements (the “Post-Effective Amendments”) to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2023 Equity Plan, and to file as an exhibit hereto a copy of the 2023 Equity Plan and a new opinion as to the validity of the shares of Class A Stock that were previously issuable pursuant to the 2013 Equity Plan. All other items of the Registration Statements are incorporated herein by reference without change to the extent not otherwise amended or superseded by the contents hereof.

Contemporaneously with the filing of the Post-Effective Amendments, the Company is filing a registration statement on Form S-8 to register the offer and sale of the New Shares issuable pursuant to the 2023 Equity Plan and 15,327 shares of Class A Stock which were previously issuable pursuant to the 2013 Equity Plan for which a registration fee is due. No additional securities are being registered by the Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is omitted from the Post-Effective Amendments and the Registration Statements and included in documents sent or given to participants in the plans covered by this Post-Effective Amendments and the Registration Statements pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is omitted from the Post-Effective Amendments and the Registration Statements and included in documents sent or given to participants in the plans covered by this Post-Effective Amendments and the Registration Statements pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in the Post-Effective Amendments and the Registration Statements by reference:

• the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Commission on February  16, 2023;

• the information in the registrant’s proxy statement filed with the Commission on April 13, 2023, but only to the extent such information is incorporated by reference in the registrant’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2022;

• the registrant’s Quarterly Report on  Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the Commission on May 1, 2023 (for the avoidance of doubt, not including the information regarding and furnished by Exhibit 99.1);

• the registrant’s Current Reports on Form 8-K as filed with the Commission on March 2, 2023, March  27, 2023, April  4, 2023, April  5, 2023, May  1, 2023 and May 30, 2023; and

• the description of the registrant’s class A common stock contained in its Registration Statement on Form 8-A as filed with the Commission on June  10, 1998, as the description therein has been updated and superseded by the description of the registrant’s capital stock contained in Exhibit 4.2 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on February 14, 2020, and including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Post-Effective Amendments and the Registration Statements and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of the Post-Effective Amendments and the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and Second Restated Certificate of Incorporation (“Certificate”).

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s Certificate provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s Certificate provides that the registrant will, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (any such person being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of any Indemnitee in connection with such action, suit or proceeding and any appeal therefrom; provided that the registrant shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the registrant’s board of directors.

On June 24, 2022, the registrant bound directors and officers liability insurance policies (the “Initial Commercial Policies”) with several third-party carriers for $30 million in coverage. Concurrently, Michael J. Saylor, the registrant’s Chairman of the Board and Executive Chairman, and the registrant also entered into (i) an indemnification agreement (the “Excess Agreement”) for Mr. Saylor to provide $10 million in excess indemnity coverage payable only after the exhaustion of the Initial Commercial Policies, and (ii) an indemnification agreement (the “Tail Agreement”) for Mr. Saylor to provide $40 million in indemnity coverage for claims made at any time based on actions or omissions occurring prior to the inception date of the Initial Commercial Policies.

On August 30, 2022, the registrant bound additional D&O liability insurance policies (the “Excess Commercial Policies”) with third-party carriers for $10 million in excess coverage payable only after the exhaustion of the Initial Commercial Policies. Effective as of the same date, the registrant and Mr. Saylor executed an amendment (the “Amendment”) to the Excess Agreement to limit Mr. Saylor’s obligation to provide indemnification under the Excess Agreement to claims made during the term of the Excess Agreement which arise from wrongful acts occurring upon or after the commencement of the Excess Agreement but prior to the effective date of the Amendment.

Under the Excess Agreement and Tail Agreement, Mr. Saylor will provide, during the term of each agreement, from his personal funds, indemnity coverage to the registrant for the benefit of the directors and officers of the registrant and its subsidiaries in the event such coverage is not provided by the Initial Commercial Policies, the Excess Commercial Policies or indemnifiable by the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit Number	Description

3.1	Second Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 000-24435)).

3.2	Amended and Restated By-Laws of the registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2015 (File No. 000-24435)).

3.3	Form of Certificate of Class A Common Stock of the registrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 (File No. 000-24435)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2013 (File No. 000-24435)).

99.2	Amendment No. 1 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2014 (File No. 000-24435)).

99.3	Amendment No. 2 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 99.3 to the registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 25, 2014 (File No. 333-197645)).

99.4	Amendment No. 3 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2015 (File No. 000-24435)).

99.5	Amendment No. 4 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 (File No. 000-24435)).

99.6	MicroStrategy Incorporated 2023 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed with the Commission on May 30, 2023 (File No. 000-24435)).

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons Corner, Commonwealth of Virginia, on this 30th day of May, 2023.

MICROSTRATEGY INCORPORATED

By:	/s/ Andrew Kang
Andrew Kang
Senior Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of MicroStrategy Incorporated, hereby severally constitute and appoint Andrew Kang and W. Ming Shao, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Post-Effective Amendments to the Registration Statements on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statements, and generally to do all such things in our names and on our behalf in our capacities as an officer and director to enable MicroStrategy Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statements and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Phong Le Phong Le	Director & President & Chief Executive Officer (Principal Executive Officer)	May 30, 2023

/s/ Andrew Kang Andrew Kang	Senior Executive Vice President & Chief Financial Officer (Principal Financial Officer)	May 30, 2023

/s/ Jeanine Montgomery Jeanine Montgomery	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)	May 30, 2023

/s/ Michael J. Saylor	Chairman of the Board of Directors & Executive Chairman	May 30, 2023
Michael J. Saylor

/s/ Stephen X. Graham	Director	May 30, 2023
Stephen X. Graham

/s/ Jarrod M. Patten	Director	May 30, 2023
Jarrod M. Patten

/s/ Leslie J. Rechan	Director	May 30, 2023
Leslie J. Rechan

/s/ Carl J. Rickertsen	Director	May 30, 2023
Carl J. Rickertsen